AMENDMENT TO SERVICES AGREEMENT

THIS AMENDMENT is effective as of January 1, 2016, between Pacific Life Insurance Company (“PLIC”) and Prudential Investment Mangaement Services LLC (“PIMS”), (the “Agreement”).

WHEREAS, PLIC and PIMS entered into a Services Agreement dated August 15, 2001, as amended (the “Agreement”), to enable PLIC to provide certain services described in Exhibit B to the Agreement; and

WHEREAS, the parties desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	To add to the Agreement, Article 15 providing:

Artcle 15. Operating Procedures

(a) PLIC may submit a an Order for shares on behalf of a client to such Fund’s designated contact by telephone, by fax, or by direct systems access via NSCC Fund/SERV and NETWORKING systems. With respect to Orders submitted by telephone or fax, such Orders received by PLIC prior to the Close of Trading on any given Business Day (“Trade Date”) and transmitted to Fund by 10:00 am Eastern time on the day following Trade Date and the order will be executed at the Trade Date NAV. With respect to Orders transmitted via NSCC Fund/SERV and NETWORKING systems, such Orders received by PLIC prior to the Close of Trading on Trade Date and transmitted to Fund by the time established by NSCC Fund/SERV and NETWORKING procedures on that Trade Date will be executed at the Trade Date NAV. All other Orders will be executed at the NAV established on the day after Trade Date. Orders placed via the NSCC Fund/SERV and NETWORKING systems shall comply with and be subject to the settlement procedures required by the NSCC.

(b) In addition to the procedures set forth above, PLIC shall follow those other procedures relating to the Funds as may be set forth in the Prospectus for the Funds. In the event of any inconsistency between these Operating Procedures and the Prospectus, the Prospectus will control.

2.	Capitalized terms used but not otherwise defined shall have the meaning as set forth in the Agreement. This Amendment may be signed in counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by and through their duly authorized officers as of the date first written above.

Pacific Life Insurance Company

By:	/s/ Anthony J. Dufault
Name:	Anthony J. Dufault
Title:	Assistant Vice President

Attest:	/s/ Brandon J. Cage
Name:	Brandon J. Cage, Assistant Secretary

Prudential Investment Management Services LLC

By:	/s/ Peter Boland
Name:	Peter Boland
Title: